UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

MedAssets, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
584045108
(CUSIP Number)
December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		4,341,356

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,341,356

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,341,356

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	7.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Partners International III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		393,442

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		393,442

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	393,442

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 3 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Employee Fund III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		18,584

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		18,584

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	18,584

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 4 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Partners IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,031,621

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,031,621

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,031,621

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 5 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Partners International IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		81,948

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		81,948

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	81,948

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 6 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Employee Fund IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,439

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,439

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,439

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 7 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Claudius, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		4,734,798*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,734,798*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,734,798*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* The shares are held as follows: 4,341,356 by Galen Partners III, L.P. and 393,442 by Galen Partners International III, L.P. The Reporting Person is the direct general partner of Galen Partners III, L.P. and Galen Partners International III, L.P.

Page 8 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Claudius IV, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		1,113,569*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,113,569*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,113,569*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* The shares are held as follows: 1,031,621 by Galen Partners IV, L.P. and 81,948 by Galen Partners International IV, L.P. The Reporting Person is the direct general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

Page 9 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Wesson Enterprises, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		20,023*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,023*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

20,023*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
* The shares are held as follows: 18,584 by Galen Employee Fund III, L.P. and 1,439 by Galen Employee Fund IV, L.P. The Reporting Person is the direct general partner of Galen Employee Fund III, L.P. and Galen Employee Fund IV, L.P.

Page 10 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Galen Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		77,389*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		77,389*

WITH:	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

77,389*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
* Represents shares issuable upon exercise of options held by Bruce F. Wesson that are exercisable within 60 days of December 31, 2009. Galen Management L.L.C. (“Galen Management”) may be deemed to have sole power to direct the voting and disposition of such shares pursuant to an arrangement between Galen Management and Mr. Wesson.

Page 11 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS Bruce F. Wesson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		152,195*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,753,382**

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		152,195*

WITH:	8	SHARED DISPOSITIVE POWER

4,753,382**

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,905,577

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☑ ***

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
* Includes 77,389 shares issuable upon exercise of options held by the Reporting Person that are exercisable within 60 days of December 31, 2009, 18,584 shares held by Galen Employee Fund III, L.P. (“Galen Employee III”) and 1,439 shares held by Galen Employee Fund IV, L.P. (“Galen Employee IV”). Wesson Enterprises, Inc. is the direct general partner of Galen Employee III and Galen Employee IV. The Reporting Person is the sole shareholder of Wesson Enterprises, Inc. and may be deemed to have sole power to direct the voting and disposition of shares held by Galen Employee III and Galen Employee IV.
** The shares are held as follows: 4,341,356 by Galen Partners III, L.P. (“Galen III”) and 393,442 by Galen Partners International III, L.P. (“Galen International III”). Claudius, L.L.C. is the direct general partner of Galen III and Galen International III. The Reporting Person is a member of Claudius, L.L.C. and may be deemed to have shared power to direct the voting and disposition of the shares held by Galen III and Galen International III.
*** The aggregate amount reported on line 9 excludes 1,031,621 shares held by Galen Partners IV, L.P. (“Galen IV”) and 81,948 shares held by Galen Partners International IV, L.P. (“Galen International IV”). Claudius IV, L.L.C. (“Claudius IV”) is the direct general partner of Galen IV and Galen International IV. The Reporting Person is a member of Claudius IV but disclaims beneficial ownership of the shares held by Galen IV and Galen International IV.

Page 12 of 22 Pages

CUSIP No.	584045108

1	NAMES OF REPORTING PERSONS L. John Wilkerson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		54,783

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,812,187*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		54,783

WITH:	8	SHARED DISPOSITIVE POWER

		4,812,187*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,866,970

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☑ **

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
* The shares are held as follows: 4,341,356 by Galen III and 393,442 by Galen International III. Claudius, L.L.C. is the direct general partner of Galen III and Galen International III. The Reporting Person is a member of Claudius, L.L.C. and may be deemed to have shared power to direct the voting and disposition of the shares held by Galen III and Galen International III. Also includes 77,389 shares issuable upon exercise of options held by Mr. Wesson that are exercisable within 60 days of December 31, 2009, which may be deemed to be beneficially owned by Galen Management, L.L.C. (“Galen Management”). The Reporting Person is a member of Galen Management and may be deemed to have shared power to direct the voting and disposition of such shares pursuant to an arrangement between Galen Management and Mr. Wesson.
** The aggregate amount reported on line 9 excludes 1,031,621 shares held by Galen Partners IV, L.P. (“Galen IV”) and 81,948 shares held by Galen Partners International IV, L.P. (“Galen International IV”). Claudius IV, L.L.C. (“Claudius IV”) is the direct general partner of Galen IV and Galen International IV. The Reporting Person is a member of Claudius IV but disclaims beneficial ownership of the shares held by Galen IV and Galen International IV.

Page 13 of 22 Pages

CUSIP No.	584045108
Item 1
(a)	Name of Issuer:

MedAssets, Inc.
(b)	Address of Issuer’s Principal Executive Offices:

100 North Point Center East, Suite 200 Alpharetta, Georgia 30022
Item 2
(a)	Name of Person Filing:

Galen Partners III, L.P.
Galen Partners International III, L.P.
Galen Employee Fund III, L.P.
Galen Partners IV, L.P.
Galen Partners International IV, L.P.
Galen Employee Fund IV, L.P.
Claudius, L.L.C.
Claudius IV, L.L.C.
Wesson Enterprises, Inc.
Galen Management, L.L.C.
Bruce F. Wesson
L. John Wilkerson

(b)	Address of Principal Business Office or, if none, Residence:

c/o Galen Management, L.L.C. 680 Washington Boulevard Stamford, CT 06901
(c)	Citizenship:

All entities were organized in Delaware. The individuals are all United States citizens.
(d)	Title of Class of Securities:

Common Stock
(e)	CUSIP Number:

584045108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not Applicable

Page 14 of 22 Pages

CUSIP No.	584045108

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

Galen Partners III, L.P.	4,341,356
Galen Partners International III, L.P.	393,442
Galen Employee Fund III, L.P.	18,584
Galen Partners IV, L.P.	1,031,621
Galen Partners International IV, L.P.	81,948
Galen Employee Fund IV, L.P.	1,439
Claudius, L.L.C.	4,734,798	(1)
Claudius IV, L.L.C.	1,113,569	(2)
Wesson Enterprises, Inc.	20,023	(3)
Galen Management, L.L.C.	77,389	(4)
Bruce F. Wesson	4,905,577	(5)(6)
L. John Wilkerson	4,866,970	(7)

Percent of Class:

Galen Partners III, L.P.	7.7%
Galen Partners International III, L.P.	0.7%
Galen Employee Fund III, L.P.	0.0%
Galen Partners IV, L.P.	1.8%
Galen Partners International IV, L.P.	0.1%
Galen Employee Fund IV, L.P.	0.0%
Claudius, L.L.C.	8.4%
Claudius IV, L.L.C.	2.0%
Wesson Enterprises, Inc.	0.0%
Galen Management, L.L.C.	0.1%
Bruce F. Wesson	8.7%
L. John Wilkerson	8.6%

Page 15 of 22 Pages

CUSIP No.	584045108
(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

Galen Partners III, L.P.	4,341,356
Galen Partners International III, L.P.	393,442
Galen Employee Fund III, L.P.	18,584
Galen Partners IV, L.P.	1,031,621
Galen Partners International IV, L.P.	81,948
Galen Employee Fund IV, L.P.	1,439
Claudius, L.L.C.	4,734,798	(1)
Claudius IV, L.L.C.	1,113,569	(2)
Wesson Enterprises, Inc.	20,023	(3)
Galen Management, L.L.C.	77,389	(4)
Bruce F. Wesson	152,195	(5)
L. John Wilkerson	54,783
(ii)	Shared power to vote or to direct the vote

Galen Partners III, L.P.	0
Galen Partners International III, L.P.	0
Galen Employee Fund III, L.P.	0
Galen Partners IV, L.P.	0
Galen Partners International IV, L.P.	0
Galen Employee Fund IV, L.P.	0
Claudius, L.L.C.	0
Claudius IV, L.L.C.	0
Wesson Enterprises, Inc.	0
Galen Management, L.L.C.	0
Bruce F. Wesson	4,753,382	(6)
L. John Wilkerson	4,812,187	(7)

Page 16 of 22 Pages

CUSIP No.	584045108
(iii)	Sole power to dispose or to direct the disposition of

Galen Partners III, L.P.	4,341,356
Galen Partners International III, L.P.	393,442
Galen Employee Fund III, L.P.	18,584
Galen Partners IV, L.P.	1,031,621
Galen Partners International IV, L.P.	81,948
Galen Employee Fund IV, L.P.	1,439
Claudius, L.L.C.	4,734,798	(1)
Claudius IV, L.L.C.	1,113,569	(2)
Wesson Enterprises, Inc.	20,023	(3)
Galen Management, L.L.C.	77,389	(4)
Bruce F. Wesson	152,195	(5)
L. John Wilkerson	54,783
(iv)	Shared power to dispose or to direct the disposition of

Galen Partners III, L.P.	0
Galen Partners International III, L.P.	0
Galen Employee Fund III, L.P.	0
Galen Partners IV, L.P.	0
Galen Partners International IV, L.P.	0
Galen Employee Fund IV, L.P.	0
Claudius, L.L.C.	0
Claudius IV, L.L.C.	0
Wesson Enterprises, Inc.	0
Galen Management, L.L.C.	0
Bruce F. Wesson	4,753,382	(6)
L. John Wilkerson	4,812,187	(7)

(1)
The shares are held as follows: 4,341,356 by Galen Partners III, L.P. (“Galen III”) and 393,442 by Galen Partners International III, L.P. (“Galen International III”) The Reporting Person is the direct general partner of Galen III and Galen International III.

(2)
The shares are held as follows: 1,031,621 by Galen Partners IV, L.P. (“Galen IV”) and 81,948 by Galen Partners International IV, L.P. (“Galen International IV”) The Reporting Person is the direct general partner of Galen IV and Galen International IV.

(3)
The shares are held as follows: 18,584 by Galen Employee Fund III, L.P. (“Galen Employee III”) and 1,439 by Galen Employee Fund IV, L.P. (Galen Employee IV”) The Reporting Person is the direct general partner of Galen Employee III and Galen Employee IV.

(4)
Represents shares issuable upon exercise of options held by Bruce F. Wesson that are exercisable within 60 days of December 31, 2009. Galen Management L.L.C. (“Galen Management”) may be deemed to have sole power to direct the voting and disposition of such shares pusuant to an arrangement between Galen Management and Mr. Wesson.

(5)
Includes 77,389 shares issuable upon exercise of options held by the Reporting Person that are exercisable within 60 days of December 31, 2009, 18,584 shares held by Galen Employee III and 1,439 shares held by Galen Employee IV. Wesson Enterprises, Inc. is the direct general partner of Galen Employee III and Galen Employee IV. The Reporting Person is the sole shareholder of Wesson Enterprises, Inc. and may be deemed to have sole power to direct the voting and disposition of shares held by Galen Employee III and Galen Employee IV.

(6)
The shares are held as follows: 4,341,356 by Galen III and 393,442 by Galen International III. Claudius, L.L.C. is the direct general partner of Galen III and Galen International III. The Reporting Person is a member of Claudius, L.L.C. and may be deemed to have shared power to direct the voting and disposition of the shares held by Galen III and Galen International III.

(7)
The shares are held as follows: 4,341,356 by Galen III and 393,442 by Galen International III. Claudius, L.L.C. is the direct general partner of Galen III and Galen International III. The Reporting Person is a member of Claudius, L.L.C. and may be deemed to have shared power to direct the voting and disposition of the shares held by Galen III and Galen International III. Also includes 77,389 shares issuable upon exercise of options held by Mr. Wesson that are exercisable within 60 days of December 31, 2009, which may be deemed to be beneficially owned by Galen Management. The Reporting Person is a member of Galen Management and may be deemed to have shared power to direct the voting and disposition of such shares pursuant to an arrangement between Galen Management and Mr. Wesson.

Page 17 of 22 Pages

CUSIP No.	584045108

Item 5.	Ownership of 5 Percent or Less of a Class
Not Applicable

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

Item 10.	Certification
N/A

Page 18 of 22 Pages

[SIGNATURE]
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 12, 2010

GALEN PARTNERS III, L.P.			GALEN PARTNERS INTERNATIONAL III, L.P.

By:	Claudius, L.L.C., its General Partner		By:	Claudius, L.L.C., its General Partner

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Member		Title:	Member

GALEN EMPLOYEE FUND III, L.P.			GALEN PARTNERS IV, L.P.

By:	Wesson Enterprises, Inc., its General Partner		By:	Claudius IV, L.L.C., its General Partner

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Sole Shareholder		Title:	Member

GALEN PARTNERS INTERNATIONAL IV, L.P.			GALEN EMPLOYEE FUND IV, L.P.

By:	Claudius IV, L.L.C., its General Partner		By:	Wesson Enterprises, Inc., its General Partner

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Member		Title:	Sole Shareholder

CLAUDIUS, L.L.C.			CLAUDIUS IV, L.L.C.

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Member		Title:	Member

WESSON ENTERPRISES, INC.			GALEN MANAGEMENT, L.L.C.

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Sole Shareholder		Title:	Member

By:	/s/ Bruce F. Wesson		By:	/s/ L. John Wilkerson

	Name:	Bruce F. Wesson		Name:	L. John Wilkerson
EXHIBITS

A:	Joint Filing Agreement

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of MedAssets, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 12th day of February, 2010.

GALEN PARTNERS III, L.P.			GALEN PARTNERS INTERNATIONAL III, L.P.

By:	Claudius, L.L.C., its General Partner		By:	Claudius, L.L.C., its General Partner

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Member		Title:	Member

GALEN EMPLOYEE FUND III, L.P.			GALEN PARTNERS IV, L.P.

By:	Wesson Enterprises, Inc., its General Partner		By:	Claudius IV, L.L.C., its General Partner

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Sole Shareholder		Title:	Member

GALEN PARTNERS INTERNATIONAL IV, L.P.			GALEN EMPLOYEE FUND IV, L.P.

By:	Claudius IV, L.L.C., its General Partner		By:	Wesson Enterprises, Inc., its General Partner

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Member		Title:	Sole Shareholder

CLAUDIUS, L.L.C.			CLAUDIUS IV, L.L.C.

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Member		Title:	Member

WESSON ENTERPRISES, INC.			GALEN MANAGEMENT, L.L.C.

By:	/s/ Bruce F. Wesson		By:	/s/ Bruce F. Wesson

	Name:	Bruce F. Wesson		Name:	Bruce F. Wesson
	Title:	Sole Shareholder		Title:	Member

By:	/s/ Bruce F. Wesson		By:	/s/ L. John Wilkerson

	Name:	Bruce F. Wesson		Name:	L. John Wilkerson